EXHIBIT 10.1

CREDIT AGREEMENT

Between

BLUE NILE, INC.

and

U.S. BANK NATIONAL ASSOCIATION

dated February 11, 2013

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TABLE OF CONTENTS

Article 1 Definitions...........................................................................................	1
1.1 General Provisions.............................................................................	1
1.2 Advances............................................................................................	1
1.3 Available Amount................................................................................	1
1.4 Business Day......................................................................................	1
1.5 Credit Limit..........................................................................................	1
1.6 Disclosure Schedule...........................................................................	1
1.7 ERISA................................................................................................	1
1.8 Fixed Charge Coverage Ratio...........................................................	1
1.9 GAAP..................................................................................................	1
1.10 Line Termination Date.......................................................................	1
1.11 Loan Documents.................................................................................	1
1.12 Obligations.........................................................................................	1
1.13 Person................................................................................................	2
1.14 Plan....................................................................................................	2
1.15 Revolving Loan...................................................................................	2
1.16 Revolving Note....................................................................................	2
1.17 Subordinated Debt..............................................................................	2
1.18 Subsidiary...........................................................................................	2
1.19 Unencumbered Liquid Assets.............................................................	2
Article 2 Revolving Loan......................................................................................	2
2.1 Revolving Loan Facility......................................................................	2
2.2 Revolving Note...................................................................................	2
2.3 Procedure for Advances.....................................................................	2
2.4 Out of Debt Period.............................................................................	2
2.5 Facility Fees........................................................................................	2
2.6 Capital Adequacy................................................................................	3
Article 3 Conditions of Lending..........................................................................	3
3.1 Authorization.....................................................................................	3
3.2 Documentation...................................................................................	3
3.3 Solvency Opinion...............................................................................	3
3.4 Proof of Insurance...........................................................................	3
3.5 Representations and Warranties........................................................	3
3.6 No Material Adverse Change..........................................................	3
3.7 Compliance.......................................................................................	3
Article 4 Representations and Warranties...........................................................	4
4.1 Existence............................................................................................	4
4.2 Enforceability......................................................................................	4
4.3 No Legal Bar......................................................................................	4
4.4 Financial Information...........................................................................	4
4.5 Liens and Encumbrances..................................................................	4
4.6 Litigation............................................................................................	4
4.7 Payment of Taxes..............................................................................	4
4.8 Location of Borrower...........................................................................	4
4.9 Employee Benefit Plan.......................................................................	4

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4.10 Misrepresentations...........................................................................	5
4.11 No Default..........................................................................................	5
4.12 No Burdensome Restrictions.............................................................	5
Article 5 Affirmative Covenants..........................................................................	5
5.1 Use of Proceeds.................................................................................	5
5.2 Fixed Charge Coverage Ratio...........................................................	5
5.3 Minimum Unencumbered Liquid Assets...........................................	5
5.4 Financial Information.......................................................................	5
5.5 Maintenance of Existence..................................................................	6
5.6 Books and Records...........................................................................	6
5.7 Access to Premises and Records......................................................	6
5.8 Notice of Events.................................................................................	6
5.9 Payment of Debts and Taxes.............................................................	6
5.10 Compliance with Laws........................................................................	6
5.11 Deposit Accounts...............................................................................	7
5.12 Insurance..........................................................................................	7
Article 6 Negative Covenants..........................................................................	7
6.1 Debt...................................................................................................	7
6.2 Liens and Encumbrances...................................................................	7
6.3 Guaranties/Contingent Liabilities.......................................................	8
6.4 Disposition of Assets...........................................................................	8
6.5 Mergers...............................................................................................	8
6.6 Wage and Hour Laws.........................................................................	8
6.7 ERISA.................................................................................................	8
6.8 Dissolution..........................................................................................	8
6.9 Business Activities..............................................................................	8
6.10 Loans.................................................................................................	8
Article 7 Events and Consequences of Default.....................................................	8
7.1 Events of Default................................................................................	8
7.2 Remedies Upon Default.....................................................................	9
Article 8 Miscellaneous..........................................................................................	10
8.1 Manner of Payments..........................................................................	10
8.2 Notices..........................................................................	10
8.3 Documentation and Administration Expenses..........................	11
8.4 Collection Expenses...........................................................................	11
8.5 Waiver......................................................................................	11
8.6 Assignment.........................................................................................	11
8.7 Participations.....................................................................................	11
8.8 Integration..........................................................................................	11
8.9 Amendments...........................................................................	12
8.10 Jurisdiction and Venue.......................................................................	12
8.11 Waiver of Jury Trial.............................................................................	12
8.12 Construction.......................................................................................	12
8.13 Counterparts......................................................................................	12
8.14 Document Imaging and Electronic Transactions..............................	12

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (“Agreement”) is made between Blue Nile, Inc., a Delaware corporation (“Borrower”), and U.S. Bank National Association, a national banking association (“Lender”). The parties agree as follows:
Article 1
Definitions
1.1    General Provisions. All terms defined below have the meaning indicated. All references in this Agreement to:
(a)    “dollars” or “$” means U.S. dollars;
(b)    “Article,” “Section,” or “Subsection” means articles, sections, and subsections of this Agreement, unless otherwise indicated;
(c)    terms defined in the Washington version of the Uniform Commercial Code, R.C.W. 62A.9A-101, et seq., and not otherwise defined in this Agreement, have the meaning given in the UCC; and
(d)    an accounting term not otherwise defined in this Agreement has the meaning assigned to it under GAAP. For purposes of the financial covenants set forth herein, GAAP is determined on a consolidated basis.
1.2    Advances means the disbursement of loan proceeds under the Revolving Loan.
1.3    Available Amount means at any time the amount of the Credit Limit minus the unpaid principal balance of the Revolving Note.
1.4    Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks in Washington, are authorized or required by law to close.
1.5    Credit Limit means $35,000,000.
1.6    Disclosure Schedule means the Disclosure Schedule attached as Exhibit B to this Agreement.
1.7    ERISA means the Employee Retirement Income Security Act of 1974, as amended.
1.8    Fixed Charge Coverage Ratio means (a) EBITDAR minus cash taxes, cash dividends, and Maintenance Capital Expenditures divided (b) the sum of all required principal payments (on short and long term debt and capital leases), plus the Synthetic Debt Service Component, interest and rental or lease expense.
(a)    “EBITDAR” means net income, plus interest expense, plus income tax expense, plus depreciation expense, plus amortization expense, plus rent or lease expense, plus non-cash stock based compensation, plus extraordinary or material non-recurring expenses acceptable to Lender, minus extraordinary or material non-recurring gains identified by Lender in good faith.
(b)    “Maintenance Capital Expenditures” means 50% of depreciation expense for the period specified.
(c)    "Synthetic Debt Service Component" means the Credit Limit divided by 5 years.
1.9    GAAP means generally accepted accounting principles as in effect from time to time in the United States and as consistently applied by Borrower.
1.10    Line Termination Date means February 11, 2014, or such earlier date upon which Lender’s commitment to make Advances is terminated pursuant to Subsection 7.2(a).
1.11    Loan Documents means collectively this Agreement, the Revolving Note, and all other documents, instruments, and other agreements now or later executed in connection with this Agreement.
1.12    Obligations means the Revolving Note, and all fees, costs, expenses, and indemnifications due to Lender under this Agreement.

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1.13    Person means any individual, partnership, corporation, limited liability company, business trust, unincorporated organization, joint venture, or any governmental entity, department, agency, or political subdivision.
1.14    Plan means any employee benefit plan or other plan maintained for Borrower's employees and covered by Title IV of ERISA, excluding any plan created or operated by or for any labor union.
1.15    Revolving Loan has the meaning given in Section 2.1.
1.16    Revolving Note has the meaning given in Section 2.2.
1.17    Subordinated Debt shall mean indebtedness of Borrower to third parties, the repayment of which is subordinated to Lender, in form satisfactory to Lender.
1.18    Subsidiary means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by Borrower.
1.19    Unencumbered Liquid Assets means unrestricted cash and cash equivalents that are not subject to any security interest, lien, pledge, or encumbrance, and that are held at or with Lender, including deposit accounts held at Lender or marketable securities or other cash equivalents held in investment accounts at Lender or other subsidiaries of U.S. Bancorp. Deposits held at Lender are not considered restricted simply because they constitute proceeds of Advances under the Revolving Loan.
Article 2
Revolving Loan
2.1    Revolving Loan Facility. Subject to the terms and conditions of this Agreement, Lender shall make Advances to Borrower from time to time, until the Line Termination Date (“Revolving Loan”), with the aggregate principal amount at any one time outstanding not to exceed the Credit Limit. Borrower may use the Revolving Loan by borrowing, prepaying, and reborrowing the Available Amount, in whole or in part.
2.2    Revolving Note. The obligation of Borrower to repay the Revolving Loan shall be evidenced by a promissory note (including all renewals, modifications, and extensions thereof, the “Revolving Note”) made by Borrower to the order of Lender, and shall bear interest as provided in the Revolving Note. The Revolving Note shall be in form satisfactory to Lender.
2.3    Procedure for Advances. Borrower may borrow under the Revolving Loan on any Business Day. Borrower shall give Lender irrevocable notice (written or oral) specifying the amount to be borrowed and the requested borrowing date. Lender must receive such notice on or before 3:00 p.m., Pacific time, on the day borrowing is requested. If notice is received after 3:00 p.m., Pacific time, Lender may in its discretion make an Advance on the same day, but shall otherwise make such Advance on the following Business Day. Borrower agrees that each Advance will be automatically deposited into Borrower's account with Lender ending in numbers 3885, or such other of Borrower's accounts with Lender as may be designated in writing by Borrower. In the alternative, Borrower may use Lender’s online system for the disbursement of Advances.
2.4    Out of Debt Period. Borrower shall reduce the outstanding principal balance of the Revolving Note to no more than zero for 30 consecutive days during each Line-Year. "Line-Year" means the period starting on the date of this Agreement and ending on the first anniversary thereof, and each subsequent one-year period (if any) thereafter.
2.5    Facility Fees. Borrower shall pay to Lender:
(a)    on the date of this Agreement a loan fee of $20,000; and
(b)    quarterly in arrears, on the last Business Day of each quarter, beginning March 31, 2013, a commitment fee equal to 0.15% per annum of the average difference between the Credit Limit and the daily outstanding principal balance of the Revolving Note.
2.6    Capital Adequacy. If there shall occur any adoption or implementation of, or change to, any Regulation, or interpretation or administration thereof, which shall have the effect of imposing on Lender (or Lender’s holding company) any increase or expansion of or any new: tax (excluding taxes on its income;

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franchise taxes; and taxes similar to income or franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Lender or other conditions affecting the extensions of credit under this Agreement; then Borrower shall pay to Lender such additional amount as Lender deems necessary to compensate Lender for any increased cost to Lender attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on Lender’s capital and/or Lender’s revenue attributable to such extension(s) of credit. As used above, the term “Regulation” shall include any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to Lender. Lender’s determination of the additional amount(s) due under this Section 2.6 shall be binding in the absence of manifest error, and such amount(s) shall be payable within 15 days of demand and, if recurring, as otherwise billed by Lender.
Article 3
Conditions of Lending
Lender’s obligation to make the initial Advance is subject to the conditions precedent listed in Sections 3.1 through 3.7, and to make subsequent Advances is subject to the conditions precedent listed in Sections 3.5 and 3.7, unless waived by Lender in writing:
3.1    Authorization. Borrower shall have delivered to Lender a certified copy of the resolution of Borrower's board of directors authorizing the transactions contemplated by this Agreement and the execution, delivery, and performance of all Loan Documents, together with appropriate certificates of incumbency.
3.2    Documentation. Borrower shall have executed and delivered to Lender all documents to reflect the existence of the Obligations.
3.3    Solvency Opinion Lender shall have received a copy of a solvency opinion from a nationally-recognized investment bank addressed to Borrower’s board of directors, in a form satisfactory to Lender.
3.4    Proof of Insurance. Proof of insurance as required by Section 5.12 shall have been provided to Lender.
3.5    Representations and Warranties. The representations and warranties made by Borrower in the Loan Documents (including the Disclosure Schedule) and in any certificate, document, or financial statement furnished at any time shall continue to be true and correct, except to the extent that such representations and warranties expressly relate to an earlier date.
3.6    No Material Adverse Change. Subsequent to the date of the most recent annual audited financial statements previously delivered to Lender, Borrower has not incurred any liabilities or obligations, direct or contingent that are prohibited by this Agreement, and there has not been any material adverse change in the financial condition of Borrower, except as may have been otherwise disclosed in writing to Lender prior to the date of this Agreement.
3.7    Compliance. No Default or other event that, upon notice or lapse of time or both would constitute a Default, shall have occurred and be continuing, or shall exist after giving effect to the Revolving Loan or the disbursement of an Advance.
Article 4Representations and Warranties
To induce Lender to enter into this Agreement, Borrower represents, warrants, and covenants to Lender as follows:
4.1    Existence. Borrower is in existence as a corporation under the laws of the state of Delaware, and has the power, authority, and legal right to own and operate its property or lease the property it operates and to conduct its current business; and is qualified to do business and is in good standing in Delaware, Washington, and all other jurisdictions where the ownership, lease, or operation of its property or the conduct of its business requires such qualification.

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4.2    Enforceability. The Loan Documents, when executed and delivered by Borrower, shall be enforceable against Borrower in accordance with their respective terms.
4.3    No Legal Bar. The execution, delivery, and performance by Borrower of the Loan Documents, and the use of the loan proceeds, shall not violate any existing law or regulation applicable to Borrower; any ruling applicable to Borrower of any court, arbitrator, or governmental agency or body of any kind; Borrower's organizational documents; any security issued by Borrower; or any mortgage, indenture, lease, contract, undertaking, or other agreement to which Borrower is a party or by which Borrower or any of its property may be bound.
4.4    Financial Information. By submitting each of the financial statements required by Subsection 5.4(a) and 5.4(b), Borrower is deemed to represent and warrant that: (a) such statement is complete and correct and fairly presents the financial condition of Borrower as of the date of such statement; (b) such statement discloses all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent; and (c) such statement has been prepared in accordance with GAAP (except for the lack of footnotes for unaudited statements). As of the date of this Agreement, there has been no material adverse change in Borrower's financial condition since preparation of Borrower’s financial statements dated as of September 30,2012, that would materially impair Borrower's ability to repay the Obligations.
4.5    Liens and Encumbrances. As of this date, Borrower has good and marketable title to its property free and clear of all security interests, liens, encumbrances, or rights of others, except as disclosed to Lender in the Disclosure Schedule, and except for (i) rights granted to Borrower in connection with the creation of Borrower’s intellectual property (e.g., content licenses); (ii) licenses and distribution rights granted by Borrower in the ordinary course of business; (iii) taxes that are not yet delinquent; and (iv) conditions, restrictions, easements, and rights of way of record that do not materially affect the use of any of Borrower's property.
4.6    Litigation. Except as disclosed in writing to Lender or in the Disclosure Schedule, there is no threatened in writing (to Borrower's knowledge) or pending litigation, investigation, arbitration, or administrative action that may materially adversely affect Borrower's business, property, operations, or financial condition.
4.7    Payment of Taxes. Borrower has timely filed or caused to be filed all material tax returns that it reasonably believes are applicable to the Borrower when required to be filed, or filed valid extensions; and has timely paid all material taxes, assessments, fees, licenses, excise taxes, franchise taxes, governmental liens, penalties, and other charges levied or assessed against Borrower or any of its property imposed on it by any governmental authority, agency, or instrumentality that are due and payable, other than those returns or payments (i) of which the amount, enforceability, or validity are contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on Borrower's books); or (ii) that would not have a material adverse effect on Borrower’s business.
4.8    Location of Borrower. Borrower's place of business (or, if Borrower has more than one place of business, its chief executive office) is located at the address listed in this Agreement as Borrower's address for notice purposes.
4.9    Employee Benefit Plan. To Borrower’s knowledge, Borrower is in compliance in all material respects with the provisions of ERISA and the regulations and published interpretations thereunder. To Borrower’s knowledge, Borrower has not engaged in any acts or omissions that would make Borrower liable to the Plan, to any of its participants, or to the Internal Revenue Service, under ERISA.
4.10    Misrepresentations. No information, exhibits, data, or reports furnished by Borrower or delivered to Lender in connection with Borrower's application for credit (considered together with other information furnished or delivered) misstates any material fact, or omits any fact necessary to make such information, exhibits, data, or reports not materially misleading (it being recognized by Lender that projections and forecasts provided by Borrower are not to be viewed as facts and that the actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
4.11    No Default. Except to the extent described in the Disclosure Schedule, Borrower is not in default in any Loan Document, or in any material contract, agreement, or instrument to which it is a party, other than possible violations in non-assignment clauses in licensing, development, or royalty agreements with licensees of Borrower’s intellectual property, arising out of the granting of security interests to Lender.

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4.12    No Burdensome Restrictions. No contract or other instrument to which Borrower is a party, or order, award, or decree of any court, arbitrator, or governmental agency, materially impairs Borrower's ability to repay the Obligations.
Article 5Affirmative Covenants
So long as this Agreement shall remain in effect, or any liability exists under the Loan Documents, Borrower shall (and each Subsidiary of Borrower shall as to Section 5.5 through 5.12 below):
5.1    Use of Proceeds. Use the proceeds of the Revolving Loan for acquisitions and other general corporate purposes.
5.2    Fixed Charge Coverage Ratio. Maintain as of each fiscal quarter end a Fixed Charge Coverage Ratio of at least 1.25 to 1, measured on a rolling four-quarter basis.
5.3    Minimum Unencumbered Liquid Assets. Maintain on a consolidated basis at least $20,000,000 in Unencumbered Liquid Assets, measured as of each fiscal quarter end.
5.4    Financial Information. Maintain a standard system of accounting in accordance with GAAP and furnish to Lender the following:
(a)    Quarterly Financial Statements. Within 45 days after the end of the first three quarters of each fiscal year, a copy of the consolidated statement of income and retained earnings of Borrower for the quarter and for the current fiscal year through such quarter, and for each such quarter a copy of the consolidated balance sheet, consolidated statement of shareholders' equity, and consolidated statement of cash flows of Borrower as of the end of such quarter, setting forth, in each case, in comparative form, figures for the corresponding period of the preceding fiscal year, all in reasonable detail and satisfactory in scope to Lender, prepared under the supervision of the chief financial officer of Borrower, and in form and substance satisfactory to Lender, and within 45 days after the end of the last fiscal quarter of each fiscal year, pro forma summary fiscal-year-end financial data, to include an estimate of revenues, net income, interest bearing debt, and cash and marketable securities, provided that failure to provide this report within the prescribed 45 days shall not be a Default until three Business Days have passed from the date Lender gives Borrower notice of such failure;
(b)    Annual Financial Statements. Within 75 days after the end of each fiscal year, a copy of the consolidated balance sheet, consolidated statement of income and retained earnings, consolidated statement of shareholders' equity, and consolidated statement of cash flows of Borrower for such year, setting forth in each case, in comparative form, corresponding figures from the preceding annual statements, each audited by independent certified public accountants of recognized standing selected by Borrower and satisfactory to Lender certifying that such statement is complete and correct, fairly presents without qualification the financial condition of Borrower for such period, is prepared in accordance with GAAP, and has been audited in conformity with generally accepted auditing standards;
(c)    SEC Reports. Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Borrower within 15 days after the date of filing with the Securities and Exchange Commission;
(d)    Electronic Documents. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website;
(e)    Other Certificates. Within 50 days of each of the first three fiscal quarter ends in each fiscal year, and within 80 days of each fiscal year end, a certificate of the chief financial officer of Borrower, in the form of Exhibit A attached; and
(f)    Other Information. Such other reports and information as Lender shall reasonably request from time to time.
5.5    Maintenance of Existence. Preserve and maintain its existence, powers, and privileges in the jurisdiction of its formation, and qualify and remain qualified in each jurisdiction in which its presence is necessary or desirable in view of its business, operations, or ownership of its property. Borrower shall

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also maintain and preserve all of its property that is necessary or useful in the proper course of its business in good working order and condition, ordinary wear and tear excepted.
5.6    Books and Records. Keep accurate and complete books, accounts, and records in which complete entries shall be made in accordance with GAAP, reflecting all financial transactions of Borrower.
5.7    Access to Premises and Records. At all reasonable times and as often as Lender may reasonably request, permit any authorized representative designated by Lender to have access to the premises, property, and financial records of Borrower, including all records relating to the finances, operations, and procedures of Borrower, and to make copies of or abstracts from such records.
5.8    Notice of Events. Furnish Lender prompt written notice of:
(a)    Proceedings. Any proceeding (not previously disclosed in the Disclosure Schedule) instituted by or against Borrower (or any Subsidiary) in any court or before any commission or regulatory body, or any proceeding threatened against it in writing by any governmental agency that if adversely determined would have a material adverse effect on Borrower's (or such Subsidiary’s) business, property, or financial condition, or where the amount involved is $1,000,000 or more and not covered by insurance;
(b)    Contingent Liabilities. The incurrence of any contingent liabilities, other than those permitted under Section 6.3 or litigation previously disclosed, where the amount involved is $1,000,000 or more.
(c)    Defaults. Any occurrence, event, or condition that is or, with notice or lapse of time or both, would constitute a Default, or a material default under any material agreement to which Borrower (or any Subsidiary) is a party; and
(d)    Adverse Effect. Any other action, event, or condition of any nature that could result in a material adverse effect on the business, property, or financial condition of Borrower(or any Subsidiary).
5.9    Payment of Debts and Taxes. Pay all indebtedness and perform all obligations promptly and in accordance with their terms, and pay and discharge promptly all material taxes, assessments, and governmental charges or levies that Borrower (or any Subsidiary) reasonably believes is applicable to it, its property, or its revenues prior to the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies, or otherwise that, if unpaid, might become a material lien or charge upon Borrower's (or such Subsidiary’s) property. Borrower (and any Subsidiary) shall not, however, be required to pay or discharge any such tax, assessment, charge, levy, or claim so long as (a) its enforceability, amount, or validity is contested in good faith by appropriate proceedings or (b) Borrower in good faith does not believe it is applicable to Borrower.
5.10    Compliance with Laws. Comply in all material respects with all laws, regulations, and court orders applicable to Borrower's (and any Subsidiary’s) business.
5.11    Deposit Accounts. Maintain business deposit accounts with Lender.
5.12    Insurance. Maintain insurance coverage in the form and substance that Borrower reasonably believes is appropriate, with financially sound and reputable insurers, including, without limitation:
(a)    Property Insurance. Insurance on all property of a character usually insured by organizations engaged in the same or similar type of business as Borrower (or any Subsidiary), consistent with existing coverages, against all risks, casualties, and losses through extended coverage or otherwise and of the kind customarily insured against by such organizations, consistent with existing coverages;
(b)    Liability Insurance. Public liability insurance against tort claims that may be asserted against Borrower (or any Subsidiary); and
(c)    Additional Insurance. Such other insurance as may be required by law.

Article 6

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Negative Covenants
So long as this Agreement shall remain in effect, or any liability shall exist under the Loan Documents, neither Borrower nor any Subsidiaries shall, without prior written consent of Lender, which consent shall not be unreasonably withheld:
6.1    Debt. Create, incur, assume, permit to exist any indebtedness for borrowed money or capital leases except any:
(a)    Unsecured Trade Credit. Unsecured, short-term indebtedness arising from current operations by purchasing on credit goods, services, supplies, or merchandise and not constituting borrowings;
(b)    Existing Obligations. Indebtedness owing to Lender, or in existence as of this date and disclosed to Lender in the Disclosure Schedule, and all renewals, modifications, and extensions thereof;
(c)    Purchase Money Security Interests. Indebtedness incurred to purchase goods, which indebtedness does not exceed $1,000,000 in the aggregate outstanding at any one time, and which indebtedness is secured by a purchase money security interest in the goods purchased, but not by other property of Borrower;
(d)    Debt to Vendors. Indebtedness to vendors or suppliers incurred in the ordinary course of Borrower’s business for products purchased from them by Borrower;
(e)    Subordinated Debt. Subordinated Debt; and
(f)    Ordinary Course. Indebtedness incurred in the ordinary course of business and appearing on the liability section of the balance sheet of Borrower, prepared in accordance with GAAP, including, without limitation, indebtedness between Borrower and its Subsidiaries, accrued liabilities, and taxes payable.
6.2    Liens and Encumbrances. Create, incur, or assume, or agree to create, incur, or assume any lien, whether consensual or nonconsensual, on any of its property, or to enter into any capital lease with respect to any of its property except:
(a)    Existing Liens. Liens in effect as of this date;
(b)    Capital Leases. The expansion of existing leases or the execution of new leases that do not in the aggregate materially impact the ability of Borrower to pay its liabilities when due;
(c)    Liens of Lender. Liens in favor of Lender;
(d)    Purchase Money Security Interests. Purchase money security interests securing only the indebtedness incurred to purchase as permitted under Subsection 6.1(c);
(e)    Tax Liens. Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; and
(f)    Incidental Liens. Other liens incidental to the conduct of its business or the ownership of its property that are not incurred in connection with the borrowing of money or the obtaining of credit, and that do not in the aggregate materially impair the value or use of property.
6.3    Guaranties/Contingent Liabilities. Assume, guaranty, endorse, become a surety for, indemnify, or otherwise become responsible for, directly or indirectly, any material obligation of any Person (other than the obligations of Subsidiaries), or otherwise become obligated for any contingent liability, except (a) endorsements on negotiable instruments for deposit or collection in the ordinary course of business; (b) performance bonds or indemnification obligations incurred in the ordinary course of Borrower's (or such Subsidiary’s) business; (c) obligations arising from the acquisition of goods, supplies, or merchandise by Borrower (or any Subsidiary) on normal trade credit; and (d) obligations approved in writing by Lender.
6.4    Disposition of Assets. Sell, transfer, lease, or otherwise assign or dispose of a substantial portion of its property to any Person (other than Subsidiaries), outside the ordinary course of business, except pursuant to contracts in existence on the date of this Agreement.

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6.5    Mergers. Become a party to any merger if Borrower is not the surviving corporation unless within 15 days of the closing of such merger either (a) the Revolving Loan is repaid in full and Lender’s commitment to make Advances is terminated, or (b) Lender grants its written consent to such merger.
6.6    Wage and Hour Laws. Engage in any material violation of the federal Fair Labor Standards Act or any comparable state wage and hour law.
6.7    ERISA. Engage in any act or omission that would make Borrower (or such Subsidiary) materially liable under ERISA to the Plan, to any of its participants, or to the Internal Revenue Service.
6.8    Dissolution. Adopt any agreement or resolution for dissolving Borrower or any Subsidiary.
6.9    Business Activities. Engage or enter into any activity that is outside the scope of Borrower's (or any Subsidiary’s) existing business, or voluntarily suspend Borrower’s (or such Subsidiary’s) business for more than 7 days during any 30-day period.
6.10    Loans. Make any loans, advances or other extensions of credit to any Person (excluding Subsidiaries), including but without limitation any of Borrower’s or any Subsidiary’s executives, officers, directors or shareholders, or to any unrelated entity, except immaterial amounts, and except for extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

Article 7Events and Consequences of Default
7.1    Events of Default. Any of the following events shall, at the option of Lender and at any time without regard to any previous knowledge on the part of Lender, constitute a default by Borrower under the terms of this Agreement and all other Loan Documents (“Default”):
(a)    Nonpayment. Any payment or reimbursement due or demanded under this Agreement or any Loan Document is not made within 10 Business Days of the date when due or within two Business Days written notice from Lender.
(b)    Breach of Warranty. Any material representation or warranty made in connection with this Agreement or any other Loan Document, or any certificate, notice, or report furnished pursuant hereto, is determined by Lender to be materially false when made, and is relied upon by Lender to its detriment.
(c)    Failure to Perform. Any term, covenant, or agreement contained in any Loan Document other than a payment described in Subsection 7.1(a) is not performed or satisfied, and, if remediable, such failure continues unremedied for 30 days after written notice thereof has been given to Borrower by Lender, or any longer cure period provided by the applicable Loan Document.
(d)    Cross-Default. Borrower or any Subsidiary shall default under any material agreement with Lender, other than the Loan Documents, regarding any credit, derivative, foreign exchange, overdraft, or other facility.
(e)    Defaults on Other Obligations. There exists a default by Borrower or any Subsidiary, unless such default disputed in good faith and reserved for, if appropriate, in (i) the performance of any other material agreement or obligation for the payment of borrowed money, or (ii) payment of the deferred purchase price of property or services, or (iii) the payment of rent under any lease, whether by acceleration or otherwise, that would permit such obligation to be declared due and payable prior to its stated maturity; such default continues for 30 days after Borrower (or such Subsidiary) receives written notice thereof from the creditor so affected; the result of such creditor exercising its default remedies shall materially adversely affect Borrower’s financial condition; and Borrower does not in good faith dispute the obligation.
(f)    Loss, Destruction, or Condemnation of Property. A material portion of Borrower's (or any Subsidiary’s) property is affected by any uninsured loss, damage, destruction, theft, sale, or encumbrance other than created herein or is condemned, seized, or appropriated, the effect of which materially impairs the financial condition of Borrower’s ability to pay its debts as they come due.

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(g)    Attachment Proceedings and Insolvency. Borrower, any Subsidiary, or any of Borrower’s or any Subsidiary’s property is affected by any:
(i)    Judgment lien, execution, attachment, garnishment, general assignment for the benefit of creditors, sequestration, or forfeiture, to the extent Borrower’s ability to pay its debts as they come due is thereby materially impaired; or
(ii)    Proceeding under the laws of any jurisdiction relating to receivership, insolvency, or bankruptcy, whether brought voluntarily or involuntarily by or against Borrower or any Subsidiary, including, without limitation, any reorganization of assets, deferment or arrangement of debts, or any similar proceeding, and, if such proceeding is involuntarily brought against Borrower or such Subsidiary, it is not dismissed within 60 days.
(h)    Judgments. Final judgment on claims not covered by insurance that, together with other outstanding final judgments against Borrower or any Subsidiary, exceeds $1,000,000, is rendered against Borrower or such Subsidiary and is not discharged, vacated, or reversed, or its execution stayed pending appeal, within 90 days after entry, or is not discharged within 90 days after the expiration of such stay.
(i)    Government Approvals. Any material governmental approval, registration, or filing with any governmental authority, now or later required in connection with the performance by Borrower or any Subsidiary of its obligations under the Loan Documents, is revoked, withdrawn, or withheld, or fails to remain in full force and effect, except Borrower shall have 60 days after notice of any such event to take whatever action is necessary to obtain all necessary approvals, registrations, and filings.
(j)    Material Adverse Change. There occurs a material adverse change in the business or financial condition of Borrower or any Subsidiary, or there occurs a material impairment of the prospect of repayment of any portion of the Obligations.
7.2    Remedies Upon Default. If any Default occurs under Subsection 7.1(g), Lender's commitment to make Advances shall immediately and automatically terminate, and all Obligations, including all accrued interest, shall immediately and automatically become due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower, and Lender may immediately exercise any or all of the following remedies for Default; and if any other Default occurs and is continuing, subject to any applicable notice and cure period, Lender may, upon notice to Borrower:
(a)    Terminate Commitments. Terminate Lender's commitment to make Advances;
(b)    Suspend Commitments. Refuse to make Advances until any Default has been cured;
(c)    Accelerate. Declare the Revolving Note, together with all accrued interest, to be immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower;
(a)    Setoff. Exercise its right of setoff against deposit accounts of Borrower with Lender and all other accounts (including agency, custody, safekeeping, securities, investment, brokerage and revocable trust accounts) at Lender or Lender’s affiliates, or place an administrative freeze on any such accounts; and/or
(b)    All Remedies. Pursue any other available legal and equitable remedies.
All of Lender's rights and remedies in all Loan Documents shall be cumulative and can be exercised separately or concurrently.
Article 8 Miscellaneous
8.1    Manner of Payments.
(a)    Payments on Nonbusiness Days. Whenever any event is to occur or any payment is to be made under any Loan Document on any day other than a Business Day, such event may occur or such payment may be made on the next succeeding Business Day and such extension of time shall be included in computation of interest in connection with any such payment.

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(b)    Auto Debit. Borrower agrees that interest payments under the Obligations will be deducted automatically on the due date from Borrower's account with Lender ending in numbers 3885, or such other of Borrower's accounts with Lender as designated in writing by Borrower. Lender will debit the account on the dates the payments become due. If a due date does not fall on a Business Day, Lender will debit the account on the first Business Day following the due date. Borrower will maintain sufficient funds in the account on the dates Lender enters debits authorized by this Agreement. If there are insufficient funds in the account on the date Lender enters any debit authorized by this Agreement, the debit will be reversed.
(c)    Payments. All payments and prepayments to be made by Borrower shall be made to Lender when due, at Lender's office as may be designated by Lender, without offsets or counterclaims for any amounts claimed by Borrower to be due from Lender, in U.S. dollars and in immediately available funds.
(d)    Application of Payments. All payments made by Borrower shall be applied first against fees, expenses, and indemnities due; second, against interest due; and third, against principal, with Lender having the right, after a Default that is continuing, to apply any payments or collections received against any one or more of the Obligations in any manner that Lender may choose.
(e)    Recording of Payments. Lender is authorized to record on a schedule or computer-generated statement the date and amount of all payments of principal and interest. All such schedules or statements shall constitute prima facie evidence of the accuracy of the information so recorded.
8.2    Notices. Lender may make Advances based on telephonic, telex, and oral requests made by any Person whom Lender in good faith believes to be authorized to act on behalf of Borrower, or by use of Lender’s online system. All other notices, demands, and other communications to be given pursuant to any of the Loan Documents shall be in writing and shall be deemed received the earlier of when actually received, or two days after being mailed, postage prepaid and addressed as follows, or as later designated in writing:

Lender: U.S. Bank National Association Washington Commercial Banking PD-WA-T11S 1420 Fifth Ave, 11th Floor Seattle, WA 98101 Attention: Anna Burnatowski	Borrower: Blue Nile, Inc. 411 First Ave South, Suite 700 Seattle, WA 98104 Attention: Chief Financial Officer
8.3    Documentation and Administration Expenses. Borrower shall pay, reimburse, and indemnify Lender for all of Lender's reasonable costs and expenses for initial documentation of the Revolving Loan up to and limited to $5,000, including all accounting and report preparation fees or expenses, all attorneys' fees (including the allocated cost of in-house counsel), and legal expenses incurred in connection with the negotiation, preparation, and execution of this Agreement and all other Loan Documents, and shall also pay, reimburse, and indemnify Lender for all amendments, supplements, or modifications thereto, provided that Lender will not commence documenting any such amendments, supplements, or modifications until Lender has given Borrower a written quote of its estimated legal expenses for such amendment, supplement, or modification, and Borrower has approved such quote. Borrower acknowledges that any legal counsel retained or employed by Lender acts solely on Lender's behalf and not on Borrower's behalf, despite Borrower's obligation to reimburse Lender for the cost of such legal counsel, and that Borrower has had sufficient opportunity to seek the advice of its own legal counsel with regard to this Agreement.
8.4    Collection Expenses. The nonprevailing party shall, upon demand by the prevailing party, reimburse the prevailing party for all of its costs, expenses, and reasonable attorneys' fees (including the allocated cost of in-house counsel) incurred in connection with any controversy or claim between said parties relating to this Agreement or any of the other Loan Documents, or to an alleged tort arising out of the Revolving Loan, including those incurred in any action, bankruptcy proceeding, arbitration or other alternative dispute resolution proceeding, or appeal, or in the course of exercising any judicial or nonjudicial remedies.
8.5    Waiver. No failure to exercise and no delay in exercising, on the part of Lender, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of

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any right, power, or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power, or privilege. Further, no waiver or indulgence by Lender of any Default shall constitute a waiver of Lender's right to declare a subsequent similar failure or event to be a Default.
8.6    Assignment. This Agreement is made expressly for the sole benefit of Borrower and for the protection of Lender and its successors and assigns. The rights of Borrower hereunder shall not be assignable by operation of law or otherwise, without the prior written consent of Lender.
8.7    Participations. Lender may, without cost or expense to Borrower, sell a participation in all or any part of, or any interest (undivided or divided) in, Lender’s obligations, rights, and benefits under this Agreement to any financial institution (each, a “Participant”), provided that Lender promptly notifies Borrower in writing of such participation. To the extent of any assignment by Lender, the assignee shall have the same rights and benefits against Borrower under this Agreement as it would have had if such assignee were the financial institution making the Revolving Loan. Lender will make reasonable efforts to consult with Borrower on the selection of participants, but Lender’s right to select Participants shall be otherwise unfettered.
8.8    Integration. The rights and obligations set forth in this Agreement shall not merge into or be extinguished by any of the Loan Documents, but shall continue and remain valid and enforceable. This Agreement and the other Loan Documents constitute Lender's entire agreement with Borrower with regard to the Revolving Loan, and supersede all prior writings and oral negotiations. No oral or written representation, covenant, commitment, waiver, or promise of either Lender or Borrower shall have any effect, whether made before or after the date of this Agreement, unless contained in this Agreement or another Loan Document, or in an amendment complying with Section 8.9. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.
8.9    Amendments. Any amendment or waiver of, or consent to any departure by Borrower from any provision of, this Agreement shall be in writing signed by each party to be bound thereby, and shall be effective only in the specific instance and for the specific purpose for which given.
8.10    Jurisdiction and Venue. Borrower irrevocably consents to the personal jurisdiction of the state and federal courts located in the State of Washington in any action brought under this Agreement or any other Loan Document, and any action based upon the transactions encompassed by this Agreement, whether or not based in contract. Venue of any such action shall be laid in King County, Washington, unless some other venue is required for Lender to fully realize upon the assets of Borrower, or any collateral or guaranties.
8.11    Waiver of Jury Trial. Borrower and Lender hereby knowingly and voluntarily waive, to the fullest extent permitted by law, any right to trial by jury of any dispute, whether in contract, tort, or otherwise arising out of, in connection with, related to, or incidental to, the relationship established between them in this Agreement or any other Loan Document.
8.12    Construction. Each term of this Agreement and each Loan Document shall be binding to the extent permitted by law and shall be governed by the laws of the State of Washington, excluding its conflict of laws rules. If one or more of the provisions of this Agreement should be invalid, illegal, or unenforceable in any respect, the remaining provisions of this Agreement shall remain effective and enforceable. If there is a conflict among the provisions of any Loan Documents, the provisions of this Agreement shall be controlling. The captions and organization of this Agreement are for convenience only, and shall not be construed to affect any provision of this Agreement.
8.13    Counterparts. This Agreement and each Loan Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures to such counterparts were upon the same instrument.
8.14    Document Imaging and Electronic Transactions. All Loan Documents may be converted by Lender into electronic images and Lender may destroy paper originals of any imaged documents. Any such images maintained by Lender as a part of its normal business processes shall be given the same legal effect as the paper originals. Lender may convert any instrument into a "transferable record" under the Uniform Electronic Transactions Act (“UETA”), with the image of such instrument in Lender’s possession constituting an "authoritative copy" under the UETA.

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DATED as of February 11, 2013.
Borrower: BLUE NILE, INC. By /s/ Harvey Kanter Harvey Kanter, CEO & President	Lender: U.S. BANK NATIONAL ASSOCIATION By /s/ Anna Burnatowski Anna Burnatowski, Vice President

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EXHIBIT A TO CREDIT AGREEMENT
COMPLIANCE CERTIFICATE
To:    U.S. Bank National Association
This Compliance Certificate (the "Certificate") is delivered pursuant to the Credit Agreement dated as of February 11, 2013 (together with all amendments and modifications, if any, from time to time made thereto, the "Credit Agreement"), between Blue Nile, Inc. (the "Borrower") and U.S. Bank National Association ("Lender"). Unless otherwise defined, terms used herein (including the exhibits hereto) have the meanings provided in the Credit Agreement.

1.
The undersigned, being the duly elected, qualified and acting _____________________ of Borrower, on behalf of Borrower and solely in the capacity of the undersigned as an officer of Borrower, hereby certifies and warrants that:

(a)	The undersigned is the _____________________ of Borrower and, as such, is authorized to execute this Certificate on behalf of Borrower.

(b)	As of ________________, _________:

•
Borrower was not in default of any of the provisions of the Credit Agreement during the period to which this Certificate relates (or if a Default has occurred, provide details of such Default: _________________________________________);

•	Borrower’s Unencumbered Liquid Assets equaled $____________ [Minimum of $20,000,000 required].

•	Borrower’s Fixed Charge Coverage Ratio was ________ to 1 [Minimum of 1.25 to 1 required].

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this ______ day of ______________, 20____.
BLUE NILE, INC. By______________________________ Title_____________________________

CREDIT AGREEMENT-Exhibit A        aws/03-0037/bluenile

EXHIBIT B TO CREDIT AGREEMENT

DISCLOSURE SCHEDULE

Section 4.5 – Liens and Encumbrances:

IRS has issued a Notice of Intent to Levy dated February 4, 2013 for $40,253.57 related to a penalty for allegedly failing to file certain tax forms related to foreign subsidiaries. Since the tax forms in question were filed timely, we believe it is clear that the penalty was assessed in error and that it will be completely abated.

Section 4.6 – Litigation:

Occasionally, Borrower receives letters from third parties asserting patent rights over certain of Borrower’s intellectual property or business methods. Borrower is not currently in litigation over any patent matters.

Section 4.7 – Payment of Taxes:

While Borrower believes that current law restricts state and local taxing authorities outside the State of Washington from requiring it to collect sales and use taxes from purchasers located within other jurisdictions, taxing authorities outside the State of Washington have, and in the future could, disagree with Borrower’s interpretation. For example, a number of states, as well as the U.S. Congress, are considering or have adopted various initiatives designed to require Internet retailers to collect additional sales, use and other taxes.

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REVOLVING NOTE
BLUE NILE, INC.
$35,000,000.00    Dated: February 11, 2013
Seattle, Washington

Blue Nile, Inc., a Delaware corporation ("Borrower") unconditionally promises to pay to the order of U.S. Bank National Association ("Lender"), at its Washington Commercial Banking office, on or before the Termination Date, in immediately available funds, the principal sum of Thirty-Five Million No/100 Dollars ($35,000,000.00), or such lesser sum as may be advanced hereunder. Borrower further agrees to pay interest on the daily unpaid principal balance, in arrears on the first Business Day of each month, beginning on the first day of the month following the month in which the first Advance occurs, at a floating rate per annum equal to the Daily Reset LIBOR Rate plus 1.65%. All interest accruing under this Note shall be calculated on the basis of actual number of days elapsed over a year of 360 days. All unpaid principal and accrued but unpaid interest under this Note shall be paid in full on the Termination Date, or earlier pursuant to the terms of the Agreement. Borrower may prepay all or any portion of the principal balance of this Note on any Business Day without premium or penalty.
This Note is governed by and shall be construed in accordance with the laws of the State of Washington. This Note is also governed by the Credit Agreement dated February 11, 2013, between Lender and Borrower (the “Agreement”). All terms, conditions, and definitions of the Agreement are incorporated into this Note. This is the “Revolving Note” referred to in the Agreement.
“Daily Reset LIBOR Rate” means the one-month LIBOR rate quoted by Lender from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent. The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
All Advances, all interest rate changes, and all payments of principal and interest under this Note may be reflected on a schedule or a computer-generated statement that shall become a part hereof.
Lender is authorized to automatically debit each required installment of interest from Borrower's checking account at Lender ending in numbers 3885, or such other deposit account at Lender as Borrower may authorize in the future.
If an “Event of Default” shall occur as such term is defined in the Agreement, interest shall accrue, at the option of the holder of this Note, from the date of Default, at the Default Rate, and the entire unpaid principal amount of this Note, together with all accrued interest, shall become immediately due and payable at the option of the holder hereof. "Default Rate" means 3.0% in excess of the interest rate otherwise applicable.
Advances may be made by Lender at the oral or written request of any person purporting to act on behalf of Borrower and reasonably believed by Lender to be so acting.
Borrower hereby waives presentment, demand, protest, and notice of dishonor hereof. Each party signing or endorsing this Note signs as maker and principal, and not as guarantor, surety, or accommodation party; and is estopped from asserting any defense based on any capacity other than maker or principal.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.
BLUE NILE, INC. By /s/ Harvey Kanter Harvey Kanter, CEO & President

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